EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46894 and No. 333-55256) of Simple Tech, Inc. of our reports dated March 30, 2004 relating to the consolidated financial statements and consolidated financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Orange County, California

March 30, 2004